Exhibit 10.5

Execution Version

SUBSCRIPTION AGREEMENT

by and among

SEACOR MARINE HOLDINGS INC.

and

THE PURCHASERS NAMED ON SCHEDULE A HERETO

ii

ARTICLE VI

INDEMNIFICATION

Section 6.1	Indemnification by the Company	12

Section 6.2	Indemnification Procedure	12

ARTICLE VII

MISCELLANEOUS

Section 7.1	Interpretation and Survival of Provisions	13

Section 7.2	Survival of Provisions	14

Section 7.3	No Waiver; Modifications in Writing	14

Section 7.4	Binding Effect; Assignment	14

Section 7.5	Confidentiality	14

Section 7.6	Communications	15

Section 7.7	Removal of Legend	15

Section 7.8	Entire Agreement	15

Section 7.9	Governing Law	16

Section 7.10	Execution in Counterparts	16

Section 7.11	Termination	16

Schedule A	— List of Purchasers and Commitment Amounts

Schedule B	— Investor Questionnaire

Exhibit A	— Form of Opinion of Milbank, Tweed, Hadley & McCloy LLP

Exhibit B	— Agreements with Purchasers

iii

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT, dated as of April 20, 2018 (this “Agreement”), is by and among SEACOR MARINE HOLDINGS INC., a Delaware corporation (the “Company”), and each of the purchasers listed on Schedule A hereof (each a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Company desires to issue and sell to the Purchasers, and each Purchaser desires to purchase from the Company, certain shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”), in accordance with the provisions of this Agreement; and

WHEREAS, the Company and the Purchasers will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which the Company will provide the Purchasers with certain registration rights with respect to the Common Shares acquired pursuant hereto.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and each of the Purchasers, severally and not jointly, hereby agree as follows:

Article I

DEFINITIONS

Section 1.1     Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“BOE Receipts” has the meaning specified in Section 2.5(a).

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Closing” has the meaning specified in Section 2.2.

“Closing Date” has the meaning specified in Section 2.2.

“Common Share Price” means $20.00.

“Common Shares” has the meaning specified in the recitals.

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning set forth in the introductory paragraph.

“Company Financial Statements” has the meaning specified in Section 3.8.

“Company Options” means options to purchase Common Shares granted pursuant to the Company Stock Plan.

“Company Restricted Stock” means Common Shares (including performance-based vesting) subject to vesting and granted pursuant to the Company Stock Plan.

“Company SEC Documents” has the meaning specified in Section 3.8.

“Company Stock Plan” means the SEACOR Marine Holdings Inc. 2017 Equity Incentive Plan.

“DNB” means DNB Markets, Inc.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“FCPA” has the meaning specified in Section 3.18(a).

“GAAP” has the meaning specified in Section 3.8.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or that exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority that exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein with respect to the Company mean a Governmental Authority having jurisdiction over the Company, its Subsidiaries or any of their respective Properties.

“Indemnified Party” has the meaning specified in Section 6.2.

“Indemnifying Party” has the meaning specified in Section 6.2.

“Investor Questionnaire” has the meaning specified in Section 2.6(d).

“Jones Act” means, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501(a), (b) and (d) and 46 U.S.C. Chapter 551, and any successor or replacement statutes thereto, and the regulations promulgated thereunder by the U.S. Coast Guard and the U.S. Maritime Administration, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels in the U.S. Coastwise Trade.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purpose of this Agreement, a Person shall be deemed to be the owner of any Property that it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Material Adverse Effect” has the meaning specified in Section 3.1.

“Merrill Lynch” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“NYSE” means The New York Stock Exchange.

“OFAC” has the meaning specified in Section 3.18(b).

“Operative Documents” means, collectively, this Agreement and the Registration Rights Agreement, and any amendments, supplements, continuations or modifications thereto.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other form of entity.

“Placement Agent Engagement Letter” means that certain Engagement Letter dated April 17, 2018 among the Company, Merrill Lynch and DNB.

“Placement Agents” means Merrill Lynch and DNB.

“Preferred Shares” has the meaning specified in Section 3.2.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Price” means, with respect to a particular Purchaser, the amount set forth opposite such Purchaser’s name under the column titled “Purchase Price” set forth on Schedule A hereto.

“Purchased Shares” means, with respect to a particular Purchaser, the number of Common Shares set forth opposite such Purchaser’s name under the column titled “Purchased Shares” set forth on Schedule A hereto.

“Purchaser” and “Purchasers” have the meanings set forth in the introductory paragraph.

“Purchaser Related Parties” has the meaning specified in Section 6.1.

“Registration Rights Agreement” has the meaning set forth in the recitals hereto.

“Representatives” of any Person means the Affiliates, officers, directors, managers, employees, agents, counsel, accountants, investment bankers, investment advisers and other representatives of such Person.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Settlement” has the meaning specified in Section 6.2.

“Short Sales” means, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and forward sale contracts, options, puts, calls, short sales, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements, and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled to vote in the election of directors, managers, general partners or other similar governing bodies thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“U.S. Citizen” means a person who is a “citizen of the United States” within the meaning of the Jones Act, eligible and qualified to own and operate U.S.-flag vessels in the U.S. Coastwise Trade.

“U.S. Coastwise Trade” means the carriage or transport of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of 46 U.S.C. Chapter 551, as amended or supplemented from time to time.

Article II

AGREEMENT TO SELL AND PURCHASE

Section 2.1     Sale and Purchase. Subject to the terms and conditions hereof, the Company hereby agrees to issue and sell to each Purchaser and each Purchaser hereby agrees, severally and not jointly, to purchase from the Company, its respective Purchased Shares, and each Purchaser agrees, severally and not jointly, to pay the Company the Common Share Price for each Purchased Share.

Section 2.2     Closing. Pursuant to the terms of this Agreement, the consummation of the purchase and sale of the Purchased Shares hereunder (the “Closing”) shall take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, 28 Liberty Street, New York, New York 10005 at 10:00 a.m. (Eastern Daylight Time) on April 26, 2018, or at such other time as the Company and Purchasers representing a majority of the aggregate Purchase Price determine (the date of such closing, the “Closing Date”). The parties agree that the Closing may occur via delivery of facsimiles, pdfs or photocopies of the Operative Documents and the other closing deliverables contemplated hereby and thereby including the BOE Receipts (which BOE Receipts may be provided at Closing or as soon as practicable thereafter). Notwithstanding anything to the contrary set forth herein, each Purchaser shall not be required to send its payment by wire transfer for the Common Shares being purchased by such Purchaser until it has received a BOE Receipt or an executed letter from the transfer agent stating that the Purchased Shares have been credited to such Purchaser’s account. Unless otherwise provided herein, all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken.

Section 2.3     Each Purchaser’s Conditions. The obligation of each Purchaser to consummate the purchase of its Purchased Shares shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Purchaser on behalf of itself in writing with respect to its Purchased Shares, in whole or in part, to the extent permitted by applicable Law):

(a)     the Company shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by the Company on or prior to the Closing Date;

(b)     (i) the representations and warranties of the Company (A) set forth in Sections 3.1, 3.2 (except for any de minimus inaccuracy), 3.5 and 3.12 and (B) contained in this Agreement that are qualified by materiality or a Material Adverse Effect shall be true and correct when made and as of the Closing Date and (ii) all other representations and warranties of the Company shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only);

(c)     the NYSE shall have approved the Company’s Supplemental Listing Application for the Purchased Shares and authorized, upon official notice of issuance, the listing of the Purchased Shares;

(d)     no notice of delisting from the NYSE shall have been received by the Company with respect to the Common Shares; and

(e)     the Company shall have delivered, or caused to be delivered, to such Purchaser at the Closing, the Company’s closing deliveries described in Section 2.5.

Section 2.4     Company’s Conditions. The obligation of the Company to consummate the issuance and sale of the Purchased Shares to each Purchaser shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions with respect to such Purchaser (any or all of which may be waived by the Company in writing, in whole or in part, to the extent permitted by applicable Law):

(a)     (i) the representations and warranties of such Purchaser (A) set forth in Sections 4.1, 4.2 and 4.4 and (B) contained in this Agreement that are qualified by materiality shall be true and correct when made and as of the Closing Date and (ii) all other representations and warranties of such Purchaser shall be true and correct in all material respects as of the Closing Date (except that representations of such Purchaser made as of a specific date shall be required to be true and correct as of such date only);

(b)     such Purchaser shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by that Purchaser on or prior to the Closing Date; and

(c)      such Purchaser shall have delivered, or caused to be delivered, to the Company at the Closing such Purchaser’s closing deliveries described in Section 2.6.

Section 2.5     Deliveries by the Company. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company will deliver (or cause to be delivered) the following:

(a)     evidence that the Purchased Shares have been credited to book-entry accounts maintained by the Company’s transfer agent (the “BOE Receipts”), in each case bearing the legend or restrictive notation set forth in Section 4.11, free and clear of any Liens, other than transfer restrictions under applicable federal and state securities laws;

(b)     a certificate of the Secretary of State of the State of Delaware, dated a recent date, to the effect that the Company is in good standing;

(c)     a cross-receipt executed by the Company and delivered to such Purchaser certifying that it has received the Purchase Price from such Purchaser as of the Closing Date;

(d)     the Registration Rights Agreement with respect to the Purchased Shares, which shall have been duly executed by the Company;

(e)     an opinion addressed to the Purchasers from Milbank, Tweed, Hadley & McCloy LLP, legal counsel to the Company, dated as of the Closing Date, in the form and substance attached hereto as Exhibit A; and

(f)     a certificate of the Secretary of the Company, certifying as to (1) the Certificate of Incorporation of the Company and the Bylaws of the Company and (2) board resolutions authorizing the execution and delivery of the Operative Documents and the consummation of the transactions contemplated thereby, including the issuance of the Purchased Shares.

Section 2.6     Purchaser Deliveries. Upon the terms and subject to the conditions of this Agreement, each Purchaser is delivering (or causing to be delivered) the following:

(a)     the Purchase Price payable by such Purchaser in accordance with Schedule A, by wire transfer of immediately available funds;

(b)     a Form W-9, or W-8-IMY, as applicable, executed by such Purchaser;

(c)     the Registration Rights Agreement with respect to the Purchased Shares, which shall have been duly executed by such Purchaser;

(d)     a completed Investor Questionnaire in the form attached hereto as Schedule B (the “Investor Questionnaire”); and

(e)     a cross-receipt executed by such Purchaser and delivered to the Company certifying that such Purchaser has received the Purchased Shares from the Company on the Closing Date.

Section 2.7     Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Operative Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Operative Document and the performance by each Purchaser of its obligations is not conditioned on the performance of any other Purchaser’s obligation; provided that investment funds affiliated with The Carlyle Group will only be required to close its purchase of the Purchased Shares if the Closing is with respect to no less than $45,000,000 of Purchased Shares in the aggregate. Nothing contained herein or in any other Operative Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Operative Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Operative Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. The failure or waiver of performance by any Purchaser does not excuse performance by any other Purchaser. In no event will a Purchaser be liable to another Purchaser under this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Purchaser as of the date of this Agreement and as of the Closing Date, as follows:

Section 3.1     Existence. The Company has been duly incorporated, is validly existing and in good standing as a corporation under the laws of the State of Delaware and is duly qualified to do business and in good standing as a foreign corporation in all other jurisdictions in which its ownership or lease of property or the conduct of its businesses requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations, properties or business of the Company taken as a whole (a “Material Adverse Effect”). The Company has all power and authority necessary to own or hold its properties and to conduct the businesses in which it is engaged as described in the Company SEC Documents.

Section 3.2     Capitalization. The authorized capital stock of the Company consists of (i) 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Shares”), and (ii) 60,000,000 Common Shares. As of the close of business on April 16, 2018, there were (i) 17,692,062 Common Shares outstanding not counting shares of Company Restricted Stock, (ii) no Preferred Shares outstanding, (iii) 94,507 Common Shares subject to outstanding awards of Company Restricted Stock and (iv) 653,700 Common Shares subject to outstanding awards of Company Options.

Section 3.3     Subsidiaries. Each of the Company’s Subsidiaries has been duly incorporated or formed, as applicable, and is existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, with power and authority (corporate or other) to own its properties and conduct its business as described in the Company SEC Documents. Each of the Company’s Subsidiaries is duly qualified to do business as a foreign corporation or other entity in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be duly qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. All of the issued and outstanding capital stock or limited liability company interest, as applicable, of each of the Company’s Subsidiaries has been duly authorized and validly issued and, in the case of any such corporation, is fully paid and nonassessable.

Section 3.4     No Conflict. The execution, delivery and performance of this Agreement and the issuance and sale of the Purchased Shares will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, impose any lien, charge or encumbrance upon any property or assets of the Company or its Subsidiaries, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, license, lease or other agreement or instrument to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound or to which any of the property or assets of the Company or its Subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws (or similar organizational documents) of the Company or its Subsidiaries, or (iii) result in any violation of any statute or any judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or its Subsidiaries or their properties or assets, except, with respect to clauses (i) and (iii), conflicts, breaches, defaults or violations that would not reasonably be expected to have a Material Adverse Effect.

Section 3.5     Authority.

(a)     Each of the Operative Documents has been or will be validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each Purchaser or its Affiliate, as applicable (if either such Purchaser or its Affiliate is a party thereto), constitutes, or will constitute, the legal, valid and binding obligations of the Company enforceable in accordance with its terms, except as such enforceability may be limited by (A) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles (whether considered in a proceeding at law or in equity) relating to enforceability and (B) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

(b)     The Purchased Shares have been duly authorized and, when the Purchased Shares have been delivered and paid for in accordance with this Agreement on the Closing Date, such Purchased Shares will be validly issued, fully paid and nonassessable, free and clear of all Liens (except for restrictions on transfer imposed by applicable securities laws and except for liens created by the Purchasers). The stockholders of the Company have no preemptive rights with respect to the Purchased Shares. None of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder.

Section 3.6     Approvals. No consent, approval, authorization or order of, or filing, registration or qualification with any court or governmental agency or body having jurisdiction over the Company or any of its properties or assets is required for the consummation of the transactions contemplated by this Agreement, except for (i) such as have been, or prior to the Closing Date, will be, obtained or made, (ii) such consents, approvals, authorizations, orders, filings, registrations or qualifications as may be required under state securities or blue sky laws in connection with the purchase and distribution of Purchased Shares, each of which has been obtained and is in full force and effect and (iii) for such consents that, if not obtained, have not or would not, in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 3.7     Compliance with Laws. Neither the Company nor its Subsidiaries is (i) in violation of its charter or by-laws (or similar organizational documents), (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant, condition or other obligation contained in any indenture, mortgage, deed of trust, loan agreement, license or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or (iii) in violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or its property or assets, except in the case of clauses (ii) and (iii), to the extent any such conflict, breach, violation or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.8     Periodic Reports; No Undisclosed Liabilities. All forms, registration statements, reports, schedules and statements required to be filed by the Company under the Exchange Act or the Securities Act (all such documents, including the exhibits thereto, prior to the date hereof, collectively the “Company SEC Documents”) have been filed with the Commission on a timely basis. The Company SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Company Financial Statements”), at the time filed (or in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequent Company SEC Document) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (d) with respect to the Company Financial Statements, were prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10‑Q of the Commission) and (e) with respect to the Company Financial Statements, fairly present (subject in the case of unaudited statements to normal and recurring audit adjustments) in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby, at the dates and for the periods indicated. The Company and its Subsidiaries do not have any liabilities required by GAAP to be recognized on a condensed consolidated balance sheet of the Company, except (i) as reflected, reserved or disclosed in the Company Financial Statements included in the Company SEC Document as of and for the period ended December 31, 2017 (the “Reference Date”), (ii) as incurred since the Reference Date in the ordinary course of business or as have been otherwise disclosed in the Company SEC Documents, (iii) as have been discharged or paid in full in the ordinary course of business since the Reference Date, (iv) as incurred in connection with the transactions contemplated by this Agreement and (v) that are obligations to perform pursuant to the terms of any of material contracts. Grant Thornton LLP is an independent registered public accounting firm with respect to the Company and has not resigned or been dismissed as independent registered public accountants of the Company as a result of or in connection with any disagreement with the Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 3.9     Internal Accounting Controls. There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith applicable to the Company. The Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls that are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth in the Company SEC Documents, since the end of the Company’s last audited fiscal year, there has not been (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, (B) any change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting or (C) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 3.10     Litigation. Except as described or disclosed in the Company SEC Documents, there are no legal or governmental proceedings pending to which the Company or its Subsidiaries is a party or of which any property or assets of the Company or its Subsidiaries is the subject that would, in the aggregate, reasonably be expected to have a Material Adverse Effect or would, in the aggregate, reasonably be expected to have a material adverse effect on the performance by the Company of the performance of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby. To the Company’s knowledge, no such proceedings are threatened or contemplated by Governmental Authorities or others.

Section 3.11     No Material Adverse Effect. Since December 31, 2017, no event or circumstance has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.12     Certain Fees. Other than as described in the Placement Agent Engagement Letter, no fees or commissions are or will be payable by the Company to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Shares or the consummation of the transaction contemplated by this Agreement.

Section 3.13     No Side Agreements. Except as described or disclosed in the Company SEC Documents or as set forth on Exhibit B, there are no agreements by, among or between the Company or any of its Affiliates, on the one hand, and any Purchaser or any of their Affiliates, on the other hand, with respect to the transactions contemplated hereby other than the Operative Documents nor promises or inducements for future transactions between or among any of such parties.

Section 3.14     No General Solicitation; No Advertising. The Company has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act

Section 3.15     No Registration Required. Assuming the accuracy of the representations and warranties of each Purchaser contained in Article IV and the Investor Questionnaire, the issuance and sale of the Purchased Shares pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither the Company nor, to the knowledge of the Company, any authorized Representative acting on its behalf (other than the Placement Agents as to whom no representation is made) has taken or will take any action hereafter that would cause the loss of such exemption.

Section 3.16     No Integration. Neither the Company nor any of its Affiliates have, directly or indirectly through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act of 1933, as amended) that is or will be integrated with the sale of the Purchased Shares in a manner that would require registration under the Securities Act.

Section 3.17     Investment Company Status. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.18     Foreign Corrupt Practices Act, OFAC and AML.

(a)     None of the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any of their directors, officers, agents or employees, has in the past five (5) years (i) violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or similar law of a jurisdiction in which the Company or any of its Subsidiaries conduct their business and to which they are lawfully subject or (ii) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment. No part of the proceeds from the issuance and sale of the Purchased Shares pursuant to this Agreement will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any provision of the FCPA.

(b)      Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries, is currently subject to any comprehensive U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Company will not knowingly directly or indirectly use the proceeds from the issuance and sale of the Purchased Shares pursuant to this Agreement or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(c)     The Company is in compliance in all material respects with the provisions of the USA PATRIOT Act. On or prior to the Closing Date, the Company has provided to the Purchasers all information related to the Company (including names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Purchasers prior to the execution of this Agreement and mutually agreed to be required under “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to be obtained by the Purchasers.

Section 3.19     Licenses. The Company and its Subsidiaries hold all licenses, consents and approvals required by, and are in compliance with, all regulations of state, federal and foreign governmental authorities that regulate the conduct of the business of the Company and its Subsidiaries, except where the failure to hold any such license, consent or approval or to be in compliance with any such regulation would not have a Material Adverse Effect.

Section 3.20     Jones Act. The Company is a U.S. Citizen and is qualified to engage in the U.S. Coastwise Trade. Assuming the accuracy of the representations and warranties of each Purchaser contained in Article IV and the Investor Questionnaire, the issuance and sale of the Purchased Shares by the Company and the compliance by the Company with all of the provisions of this Agreement and the consummation of the transactions herein contemplated will not cause the Company to cease to be a U.S. Citizen or cause the Company to cease to be qualified to engage in the U.S. Coastwise Trade.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser, severally and not jointly, hereby represents and warrants to the Company that:

Section 4.1     Existence. Such Purchaser is duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization, with all requisite power and authority to own, lease, use and operate its Properties and to conduct its business as currently conducted.

Section 4.2     Authorization, Enforceability. Such Purchaser has all necessary corporate, limited liability company or partnership power and authority to execute, deliver and perform its obligations under this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance by such Purchaser of this Agreement and the Registration Rights Agreement has been duly authorized by all necessary action on the part of such Purchaser; and this Agreement and the Registration Rights Agreement constitute the legal, valid and binding obligations of such Purchaser, enforceable in accordance with their terms, except as such enforceability may be limited (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles (whether considered in a proceeding at law or in equity) relating to enforceability and (ii) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

Section 4.3     No Breach. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by such Purchaser and the consummation by such Purchaser of the transactions contemplated hereby and thereby will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which such Purchaser is a party or by which such Purchaser is bound or to which any of the property or assets of such Purchaser is subject, (b) conflict with or result in any violation of the provisions of the organizational documents of such Purchaser, or (c) violate any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over such Purchaser or the property or assets of such Purchaser, except in the cases of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by this Agreement and the Registration Rights Agreement.

Section 4.4     Certain Fees. No fees or commissions are or will be payable by such Purchaser to brokers, finders, or investment bankers with respect to the purchase of any of the Purchased Shares or the consummation of the transaction contemplated by this Agreement.

Section 4.5     No Side Agreements. Except as set forth on Exhibit B, there are no other agreements by, among or between such Purchaser and any of its Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby other than the Operative Documents nor promises or inducements for future transactions between or among any of such parties.

Section 4.6     Investment. The Purchased Shares are being acquired for such Purchaser’s own account, the account of its Affiliates, or the accounts of clients for whom such Purchaser exercises discretionary investment authority (all of whom such Purchaser hereby represents and warrants are “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated by the Commission pursuant to the Securities Act), not as a nominee or agent, and with no present intention of distributing the Purchased Shares or any part thereof, and such Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities laws of the United States or any other jurisdiction, without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Purchased Shares under a registration statement under the Securities Act and applicable state and other jurisdiction securities laws or under an exemption from such registration available thereunder (including, without limitation, if available, Rule 144 promulgated thereunder). If such Purchaser should in the future decide to dispose of any of the Purchased Shares, the Purchaser understands and agrees (a) that it may do so only in compliance with the Securities Act and applicable state and other jurisdiction securities law, as then in effect, including a sale contemplated by any registration statement pursuant to which such securities are being offered, or pursuant to an exemption from the Securities Act, and (b) that stop-transfer instructions to that effect will be in effect with respect to such securities.

Section 4.7     Nature of Purchaser.

(a)     Such Purchaser represents and warrants to the Company that, (i)(A) it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act, or (B) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or, in the case of an Purchaser that is a non-U.S. Purchaser, is an entity acting on its own account that in the aggregate owns and invests on a discretionary basis at least $100 million of securities of issuers that are not affiliated with such Purchaser, (iii) it will execute and deliver to the Company at Closing the Investor Questionnaire, which such Investor represents and warrants will be true, correct and complete and (iv) by reason of its business and financial experience it has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Shares, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

(b)     Such Purchaser and its Representatives have been furnished with materials relating to the business, finances and operations of the Company and relating to the offer and sale of the Purchased Shares that have been requested by such Purchaser or its Representatives. Such Purchaser and its Representatives has been afforded the opportunity to ask questions of the Company or its Representatives and all such questions have been answered to the Purchaser’s and its Representatives’ satisfaction. Such Purchaser understands and acknowledges that its purchase of the Purchased Shares involves a high degree of risk and uncertainty. Such Purchaser has sought such accounting, legal, financial and tax advice as it has considered necessary to make an informed investment decision with respect to its investment in the Purchased Shares.

Section 4.8    Restricted Securities. Such Purchaser understands that the Purchased Shares are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Purchaser represents that it is knowledgeable with respect to Rule 144 of the Commission promulgated under the Securities Act. Such Purchaser acknowledges that as a result of the transfer restrictions applicable to the Purchased Shares it may be required to hold its Purchased Shares for an indefinite period of time.

Section 4.9     Reliance Upon such Purchaser’s Representations and Warranties. Such Purchaser understands and acknowledges that the Purchased Shares are being offered and sold in reliance on a private placement exemption from the registration requirements of federal and state securities laws, and that the Company is relying in part upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth in this Agreement in (i) concluding that the issuance and sale of the Purchased Shares is a “private offering” and, as such, is exempt from the registration requirements of the Securities Act and (ii) determining the applicability of such exemptions and the suitability of such Purchaser to purchase the Purchased Shares.

Section 4.10   Short Selling. Such Purchaser has not engaged in any Short Sales involving Common Shares owned by it between the time it first began discussions with the Company about the transaction contemplated by this Agreement and the date of execution of this Agreement.

Section 4.11   Legend; Restrictive Notation. Such Purchaser understands that the certificates evidencing the Purchased Shares or the book-entry account maintained by the transfer agent evidencing ownership of the Purchased Shares, as applicable, will bear the following legend or restrictive notation:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT.”

Section 4.12   Ownership of Securities. Other than as previously disclosed in writing to the Company, such Purchaser and its Affiliates do not, as of the date hereof, own five percent (5%) or more of the Company’s issued and outstanding capital stock.

Section 4.13   Placement Agent Reliance. Such Purchaser agrees that the Placement Agents may rely upon the representations and warranties made by such Purchaser to the Company in Sections 4.6, 4.7 and 4.9 of this Agreement.

Section 4.14   Jurisdiction of Organization. Such Purchaser is organized in the jurisdiction set forth on its signature page hereto.

Article V

COVENANTS

Section 5.1     Taking of Necessary Action. Each of the parties hereto shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions between the Company and the Purchasers contemplated by this Agreement related specifically to the acquisition of the Purchased Shares. Without limiting the foregoing, each of the Company and each Purchaser shall use its commercially reasonable efforts to make all filings and obtain all consents of Governmental Authorities that may be necessary or, in the reasonable opinion of the other parties, as the case may be, advisable for the consummation of the transactions contemplated by the Operative Documents. Each Purchaser acknowledges its obligations under applicable state and federal securities laws, rules and regulations and the rules and regulations of the NYSE. The Company shall promptly and accurately respond, and shall use its commercially reasonable efforts to cause its transfer agent to respond, to reasonable requests for information (which is otherwise not publicly available) made by a Purchaser or its auditors relating to the actual holdings of such Purchaser or its accounts; provided that, the Company shall not be obligated to provide any such information that could reasonably result in a violation of applicable law or conflict with the Company’s insider trading policy or a confidentiality obligation of the Company.

Section 5.2     Non-Public Information. On or before 9:00 a.m., New York local time, on the Business Day immediately following the date hereof, the Company shall issue a press release (the “Press Release”) or file a Form 8-K with the Commission announcing the entry into this Agreement and describing the terms of the transactions contemplated by the Operative Documents and any other material, nonpublic information that the Company may have provided any Purchaser at any time prior to the issuance of the Press Release. On or before the fourth Business Day following the date hereof, the Company shall file a Current Report on Form 8-K with the Commission describing the terms of the transactions contemplated by the Operative Documents, and including as an exhibit to such Current Report on Form 8-K the Operative Documents, in the form required by the Exchange Act.

Article VI

INDEMNIFICATION

Section 6.1     Indemnification by the Company. The Company agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of the Company contained herein, provided that such claim for indemnification relating to a breach of the representations or warranties is made prior to the expiration of such representations or warranties to the extent applicable; and provided further, that no Purchaser Related Party shall be entitled to recover special, consequential or punitive damages under this Section 6.1.

Section 6.2     Indemnification Procedure. Promptly after any Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party. The Company agrees that, without the Indemnified Party’s prior written consent, it will not agree to any settlement of, compromise or consent to the entry of any judgment in or other termination of (each and collectively, a “Settlement”) any claim in respect of which indemnification could be sought hereunder, unless (i) such Settlement includes an unconditional release from the party bringing such claim of all Indemnified Parties and (ii) the parties agree that the terms of such Settlement shall remain confidential. The remedies provided for in this Section 6 are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

Article VII

MISCELLANEOUS

Section 7.1     Interpretation and Survival of Provisions. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any party has an obligation under the Operative Documents, the expense of complying with that obligation shall be an expense of such party unless otherwise specified. Whenever any determination, consent, or approval is to be made or given by any Purchaser, such action shall be in such Purchaser’s sole discretion unless otherwise specified in this Agreement. If any provision in the Operative Documents is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and the Operative Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of the Operative Documents, and the remaining provisions shall remain in full force and effect. The Operative Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 7.2    Survival of Provisions. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing for a period of twelve (12) months following the Closing Date regardless of any investigation made by or on behalf of the Company or any Purchaser. All indemnification obligations of the Company and the Purchasers pursuant to this Agreement and the provisions of Article VI shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing by the parties, regardless of any purported general termination of this Agreement.

Section 7.3     No Waiver; Modifications in Writing.

(a)    Delay. No failure or delay on the part of any party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b)    Amendments and Waivers. Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of this Agreement or any other Operative Document shall be effective unless signed by each of the parties hereto or thereto affected by such amendment, waiver, consent, modification, or termination. Any amendment, supplement or modification of or to any provision of this Agreement or any other Operative Document, any waiver of any provision of this Agreement or any other Operative Document, and any consent to any departure by the Company from the terms of any provision of this Agreement or any other Operative Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

Section 7.4     Binding Effect; Assignment.

(a)    Binding Effect. This Agreement shall be binding upon the Company, the Purchasers, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

(b)     Assignment of Rights. All or any portion of the rights and obligations of any Purchaser under this Agreement may be transferred by such Purchaser to any Affiliate of such Purchaser that could provide the representations and warranties in Article IV without the consent of the Company by delivery of an agreement to be bound and a revised Schedule A. No portion of the rights and obligations of any Purchaser under this Agreement may be transferred by such Purchaser to a non-Affiliate without the written consent of the Company (which consent shall not be unreasonably withheld by the Company).

Section 7.5     Confidentiality. Notwithstanding anything herein to the contrary, to the extent that any Purchaser has executed or is otherwise bound by a confidentiality agreement in favor of the Company, such Purchaser shall continue to be bound by such confidentiality agreement until the earlier of such time as (i) the public dissemination or filing of the Press Release or Form 8-K pursuant to Section 5.2 and (ii) the termination of any such confidentiality agreement by its terms.

Section 7.6     Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

(a)     If to any Purchaser:

To the respective address listed on its signature page hereto.

(b)     If to SEACOR Marine Holdings Inc.:

7910 Main Street, 2nd Floor
Houma, LA 70360
Attention: General Counsel
Email: Aeverett@seacormarine.com

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP
28 Liberty Street
New York, NY 10005
Attention: David Zeltner

                 Brett Nadritch

Email:       dzeltner@milbank.com

                 bnadritch@milbank.com

or to such other address as the Company or such Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when notice is sent to the sender that the recipient has read the message, if sent by electronic mail; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 7.7     Removal of Legend. In connection with a sale of the Purchased Shares by a Purchaser in reliance on Rule 144, the applicable Purchaser or its broker shall deliver to the transfer agent and the Company a broker representation letter providing to the transfer agent and the Company any information the Company deems necessary to determine that the sale of the Purchased Shares is made in compliance with Rule 144, including, as may be appropriate, a certification that the Purchaser is not an Affiliate of the Company, regarding the length of time the Purchased Shares have been held and its compliance with the volume and manner of sale limitations of Rule 144. Upon receipt of such representation letter, the Company shall promptly direct its transfer agent to remove the notation of a restrictive legend in such Purchaser’s certificates evidencing the Purchased Shares or the book-entry account maintained by the transfer agent, including the legend referred to in Section 4.11, and the Company shall bear all costs associated therewith. After any Purchaser or its permitted assigns have held the Purchased Shares for one year, if the book-entry account of such Purchased Shares still bears the notation of the restrictive legend referred to in Section 4.11, the Company agrees, upon request of the Purchaser or permitted assignee, to take all steps necessary to promptly effect the removal of the legend described in Section 4.11 from the Purchased Shares, and the Company shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as such Purchaser or its permitted assigns provide to the Company any information the Company deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including (if there is no such registration statement) a certification that the holder is not an Affiliate of the Company (and a covenant to inform the Company if it should thereafter become an Affiliate and to consent to the notation of an appropriate restriction) and regarding the length of time the Purchased Shares have been held.

Section 7.8     Entire Agreement. This Agreement, the other Operative Documents and the other agreements and documents referred to herein and on Exhibit B are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or the other Operative Documents with respect to the rights granted by the Company or any of its Affiliates or any Purchaser or any of its Affiliates set forth herein or therein. This Agreement, the other Operative Documents and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter, other than, with respect to the parties thereto, that certain (i) Convertible Senior Note Purchase Agreement dated November 30, 2015 (and the notes issued thereunder) by and among SEACOR Marine Holdings Inc. and the purchasers of the 3.75% Convertible Senior Notes, (ii) Registration Rights Agreement dated November 30, 2015, by and among SEACOR Marine Holdings Inc. and the holders of the 3.75% Convertible Senior Notes from time-to-time party thereto, each of which shall remain in effect in accordance with its terms and (iii) Investment Agreement, dated November 30, 2015 by and among SEACOR Marine Holdings Inc. and the investors party thereto.

Section 7.9     Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of laws that would require the application of the laws of any other jurisdiction. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of New York, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 7.10   Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 7.11   Termination.

(a)     Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate at any time at or prior to the Closing if a statute, rule, order, decree or regulation shall have been enacted or promulgated, or if any action shall have been taken by any Governmental Authority of competent jurisdiction that permanently restrains, permanently precludes, permanently enjoins or otherwise permanently prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal.

(b)     Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time by any Purchaser (with respect to the obligations of such Purchaser) or the Company, upon written notice to the other party, if the Closing shall not have occurred on or before April 30, 2018 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.11(b) shall not be available to any party whose (i) breach of any provision of this Agreement, (ii) failure to comply with their obligations under this Agreement or (iii) actions not taken in good faith, shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date or the failure of a condition in Section 2.3 or Section 2.4 to be satisfied at such time.

(c)     In the event of the termination of this Agreement as provided in this Section 7.11, (i) this Agreement shall forthwith become null and void and (ii) there shall be no liability on the part of any party hereto, except as set forth in Article VI of this Agreement and except with respect to the requirement to comply with any confidentiality agreement in favor of the Company; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

SEACOR Marine Holdings Inc. By: /s/ Andrew H. Everett II Name: Andrew H. Everett II Title: Senior Vice President, General Counsel and Secretary

[Signature Page to Subscription Agreement]

Third Avenue Trust on behalf of Third Avenue Small Cap Value Fund

By:      /s/ Michael A. Buono_________________________

            Name: Michael A. Buono

            Title: Chief Financial Officer

JMG GST LLC

By:      /s/ John Gellert______________________________

            Name: John Gellert

            Title: Manager

Oppenheimer-Close Investment Partnership LP

By:      /s/ Carl K. Oppenheimer_______________________

            Name: Carl K. Oppenheimer

            Title: Managing Member

Oppenheimer-Close International Ltd.

By:      /s/ Carl K. Oppenheimer_______________________

            Name: Carl K. Oppenheimer

            Title: Director

ELCANO Inversiones Financieras, SICAV, SA

By:      /s/ Gabriel Ximenez de Embun__________________

            Name: Gabriel Ximenez de Embun

            Title: Head of Investment & Strategy Credit Suisse Gestion, SGIIC, SA

Brian P. Cheramie

By:      /s/ Brian P. Cheramie__________________________

            Name: Brian P. Cheramie

            Title: Individual

Cheramie Futures LLC

By:      /s/ Brian P. Cheramie_________________________

            Name: Brian P. Cheramie – Cheramie Futures LLC

            Title: Owner

[Signature Page to Subscription Agreement]

T. Rowe Price Small-Cap Value Fund, Inc.

T. Rowe Price U.S. Small-Cap Value Equity Trust

T. Rowe Price U.S. Equities Trust

MassMutual Select Funds – MassMutual Select T. Rowe Price Small and Mid Cap Blend Fund

Each account, severally not jointly

By: T. Rowe Price Associates, Inc., Investment Adviser or Subadviser, as applicable

By:      /s/ Francisco Alonso__________________________

            Name: Francisco Alonso

            Title: Vice President

CVI Investments, Inc., c/o Heights Capital Management, Inc., its authorized Agent

By:      /s/ Martin Kobinger___________________________

            Name: Martin Kobinger

            Title: Investment Manager

Proyectos Globales de Energía y Servicios CME, S.A. de C.V.

By:      /s/ Alfredo Miguel____________________________

            Name: Alfredo Miguel

            Title: CEO

CEOF II DE I AIV, L.P.

By: CEOF II DE AIV GP, LP, its general partner

By: CEOF II DE GP AIV, L.L.C., its general partner

By:      /s/ Rodney Cohen____________________________

            Name: Rodney Cohen

            Title: Authorized Person

CEOF II Coinvestment (DE), L.P.

By: CEOF II DE AIV GP, LP, its general partner

By: CEOF II DE GP AIV, L.L.C., its general partner

By:      /s/ Rodney Cohen____________________________

            Name: Rodney Cohen

            Title: Authorized Person

[Signature Page to Subscription Agreement]

CEOF II Coinvestment B (DE), L.P.

By: CEOF II DE AIV GP, LP, its general partner

By: CEOF II DE GP AIV, L.L.C., its general partner

By:      /s/ Rodney Cohen____________________________

            Name: Rodney Cohen

            Title: Authorized Person

[Signature Page to Subscription Agreement]

SCHEDULE A – List of Purchasers, Purchase Price and Purchased Shares

Purchaser Name	Purchase Price	Purchased Shares
Oppenheimer-Close Investment Partnership LP	$500,000.00	25,000
Oppenheimer-Close International LTD	$55,000.00	2,750
JMG GST LLC	$1,000,000.00	50,000
Brian P. Cheramie	$4,563,280.00	228,164
Cheramie Futures LLC	$436,720.00	21,836
ELCANO Inversiones Financieras, SICAV, SA	$3,000,000.00	150,000
Third Avenue Small Cap Value Fund	$1,300,000.00	65,000
Proyectos Globales de Energia y Servicios CME, S.A. de C.V.	$20,000,000.00	1,000,000
CVI Investments, Inc.	$3,000,000.00	150,000
T. Rowe Price U.S. Small-Cap Value Equity Trust	$1,143,300.00	57,165
T. Rowe Price Small-Cap Value Fund, Inc.	$6,717,400.00	335,870
T. Rowe Price U.S. Equities Trust	$102,980.00	5,149
MassMutual Select Funds – MassMutual Select T. Rowe Price Small and Mid Cap Blend Fund	$36,320.00	1,816
CEOF II DE I AIV, L.P.	$14,212,500.00	710,625
CEOF II Coinvestment (DE), L.P.	$727,660.00	36,383
CEOF II Coinvestment B (DE), L.P.	$59,840.00	2,992
Total:	$56,855,000.00	2,842,750

SCHEDULE B – Investor Questionnaire

Name of investor:

State or jurisdiction of residence:

With respect to a potential investment in SEACOR Marine Holdings Inc., a corporation organized under the laws of the State of Delaware (the “Company”), the undersigned represents and warrants that he/she/it qualifies as (please check the box that applies):

☐	an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”); or

☐	a “qualified institutional buyer” as that term is defined in Rule 144A of the Act.

If the undersigned has selected the box above for “accredited investor,” he/she/it is an accredited investor because:
☐

He/she is a natural person whose individual net worth, or joint net worth with his/her spouse, at the time of his/her purchase of securities of the Company, exceeds $1,000,000, excluding the value of his/her primary residence; or

☐

He/she is a natural person who had an individual income in excess of $200,000 in each of the two most recent years or had a joint income with his/her spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or

☐	He/she is a director, executive officer or general partner of the Company or a director, executive officer or general partner of a general partner of the Company; or

☐

It is an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, a corporation, Massachusetts or similar business trust, or partnership that was not formed for the specific purpose of acquiring the securities of the Company being offered in this offering, with total assets in excess of $5,000,000; or

☐	It is a “private business development company” as defined in Section 202(a)(22) of the Investment Advisers Act of 1940; or

☐	It is a “bank” as defined in Section 3(a)(2) of the Act; or

☐	It is a “savings and loan association” or other institution as defined in Section 3(a)(5)(A) of the Act, whether acting in its individual or fiduciary capacity; or

☐	It is a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended; or

☐	It is an “insurance company” as defined in Section 2(a)(13) of the Act; or

☐	It is an investment company registered under the Investment Company Act of 1940; or

☐	It is a “business development company” as defined in Section 2(a)(48) of the Investment Company Act of 1940; or

☐	It is a “Small Business Investment Company” licensed by the U.S. Small Business Administration under either Section 301(c) or (d) of the Small Business Investment Act of 1958; or

☐

It is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; or

☐

It is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is one of the following:

☐	A bank;

☐	A savings and loan association;

☐	An insurance company; or

☐	A registered investment adviser; or

☐	It is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 with total assets in excess of $5,000,000; or

☐

It is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 that is a self-directed plan with investment decisions made solely by persons that are accredited investors; or

☐

It is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered by the Company in this offering, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii); or

☐	It is an entity in which all of the equity owners are accredited investors.

With respect to a potential investment in the Company, the undersigned represents and warrants that he/she/it qualifies as a citizen of the United States within the meaning of 46 U.S.C. § 50501 (a), (b) and (d) and related regulations (including but not limited to 46 CFR Part 67, subpart C and 46 CFR 4.80(a)) with respect to the ownership and operation of U.S.-flag vessels in the United States coastwise trade (a “Coastwise Citizen”), because (please check the box that applies):

☐

He/she (a) was born in the United States, born abroad to parents who are citizens of the United States, was naturalized as a citizen of the United States, was naturalized as a citizen of the United States during minority through the naturalization of a parent, or became a citizen of the United States as otherwise authorized by law[1]; (b) will own and hold any equity securities in the Company. for his or her own account, directly or indirectly, including through an Individual Retirement Account, free from any trust or fiduciary obligation in favor of any Person not a Coastwise Citizen and (c) satisfies the requirements of 46 U.S.C. § 50501 (a), (b) and (d) and related regulations with respect to the ownership and operation of U.S.-flag vessels in the United States coastwise trade, including but not limited to 46 CFR 67.33; or

☐

It is a corporation (a) incorporated under the laws of the United States or the laws of any state of the United States, the District of Columbia, Guam, Puerto Rico, the Virgin Islands, American Samoa, the Northern Mariana Islands and any other territory or possession of the United States, (b) the chairman of the board of directors and the chief executive officer (by whatever title) of which are Coastwise Citizens, and all other officers of which and other Persons authorized to act in the absence or disability of the chairman or chief executive officer are Coastwise Citizens, (c) no more of the directors of which than a minority of the number necessary to constitute a quorum of the board of directors are non-Coastwise Citizens, (d) in which at least 75% of each class or series of the stock and the voting power are owned and controlled by Coastwise Citizens, at each tier of the ownership chain to all levels of direct and indirect ownership therein, and (e) that satisfies the requirements of 46 U.S.C. § 50501 (a), (b) and (d) and related regulations with respect to the ownership and operation of U.S.-flag vessels in the United States coastwise trade, including but not limited to 46 CFR 67.39(c); or

1 Permanent residents of the United States (green card holders) are not Coastwise Citizens.

☐

It is a limited liability company (a) formed under the laws of the United States or of any state of the United States, the District of Columbia, Guam, Puerto Rico, the Virgin Islands, American Samoa, the Northern Mariana Islands and any other territory or possession of the United States, (b) which, if it is (x) a manager-managed limited liability company (i) the members of which have delegated total management authority and control over and responsibility for such limited liability company to a single manager or a board of directors or managers (or equivalent management committee or supervisory or governing body), (ii) the chairman of the board of directors or managers (or equivalent management committee or supervisory or governing body) and the chief executive officer (by whatever title) of which, and all other officers of which and other Persons authorized to act in the absence or disability of the chairman or chief executive officer are Coastwise Citizens, and (iii) no more of the directors or managers (or equivalent management committee or supervisory or governing body) of which are non-Coastwise Citizens than a minority of the number necessary to constitute a quorum of that body, or (y) a member-managed limited liability company (i)  each member of which is a Coastwise Citizen, and (ii) to the extent that it has officers, the chief executive officer, by whatever title, of such limited liability company is a Coastwise Citizen, and all other officers and other Persons authorized to act in the absence or disability of the chief executive officer are Coastwise Citizens, (c) in which at least 75% of each class or series of the limited liability company interests or units and the voting power are owned and controlled by Coastwise Citizens, at each tier of the ownership chain to all levels of direct and indirect ownership therein, and (d) that satisfies the requirements of 46 U.S.C. § 50501 (a), (b) and (d) and related regulations with respect to the ownership and operation of U.S.-flag vessels in the United States coastwise trade; or

☐

It is a partnership (a) formed under the laws of the United States or the laws of any state of the United States, the District of Columbia, Guam, Puerto Rico, the Virgin Islands, American Samoa, the Northern Mariana Islands and any other territory or possession of the United States (b) of which all of the general partners are Coastwise Citizens,  (c) to the extent that it has officers, the chief executive officer, by whatever title, of such partnership is a Coastwise Citizen, and all other officers and other Persons authorized to act in the absence or disability of the chief executive officer are Coastwise Citizens, (d) in which at least 75% of each class or series of the equity interests or partnership interests and the voting power are owned and controlled by Coastwise Citizens, at each tier of the ownership chain to all levels of direct and indirect ownership therein, and (e) that satisfies the requirements of 46 U.S.C. § 50501 (a), (b) and (d) and related regulations with respect to the ownership and operation of U.S.-flag vessels in the United States coastwise trade, including but not limited to 46 CFR 67.35(c); or

☐

It is a trust (a) formed under the laws of the United States or the laws of any state of the United States, the District of Columbia, Guam, Puerto Rico, the Virgin Islands, American Samoa, the Northern Mariana Islands and any other territory or possession of the United States, (b) of which all of the trustees are Coastwise Citizens, (c) of which all beneficiaries with an enforceable interest in it are Coastwise Citizens, (d) to the extent appointed, the chairman of the board of directors and the chief executive officer (by whatever title) of which are Coastwise Citizens, and all other officers of which and other Persons authorized to act in the absence or disability of the chairman or chief executive officer are Coastwise Citizens, (e) to the extent appointed, no more of the directors of which than a minority of the number necessary to constitute a quorum of the board of directors are non-Coastwise Citizens, (f) in which at least 75% of the equity interests are owned and controlled by Coastwise Citizens, at each tier of the ownership chain to all levels of direct and indirect ownership therein, and (g) that satisfies the requirements of 46 U.S.C. § 50501 (a), (b) and (d) and related regulations with respect to the ownership and operation of U.S.-flag vessels in the United States coastwise trade, including but not limited to 46 CFR 67.36(c); or

☐

It is a joint venture or association (a) formed under the laws of the United States or the laws of any state of the United States, the District of Columbia, Guam, Puerto Rico, the Virgin Islands, American Samoa, the Northern Mariana Islands and any other territory or possession of the United States, (b) of which all of its members are Coastwise Citizens, (c) to the extent appointed, the chairman of the board of directors and the chief executive officer (by whatever title) of which are Coastwise Citizens, and all other officers of which and other Persons authorized to act in the absence or disability of the chairman or chief executive officer are Coastwise Citizens, (d) to the extent appointed, no more of the directors of which than a minority of the number necessary to constitute a quorum of the board of directors are non-Coastwise Citizens, (e) in which at least 75% of each class or series of the interests and the voting power are owned and controlled by Coastwise Citizens, at each tier of the ownership chain to all levels of direct and indirect ownership therein, and (e) that satisfies the requirements of 46 U.S.C. § 50501 (a), (b) and (d) and related regulations with respect to the ownership and operation of U.S.-flag vessels in the United States coastwise trade, including but not limited to 46 CFR 67.37(c)

☐

It is a pension or benefit plan, foundation or mutual insurance company that is not organized as a corporation, limited liability company, partnership, trust, joint venture or association and is (a) formed under the laws of the United States or the laws of any state of the United States, the District of Columbia, Guam, Puerto Rico, the Virgin Islands, American Samoa, the Northern Mariana Islands and any other territory or possession of the United States, (b) of which all of its members are Coastwise Citizens, (c) to the extent appointed, the chairman of the board of directors and the chief executive officer (by whatever title) of which are Coastwise Citizens, and all other officers of which and other Persons authorized to act in the absence or disability of the chairman or chief executive officer are Coastwise Citizens, (d) to the extent appointed, no more of the directors of which than a minority of the number necessary to constitute a quorum of the board of directors are non-Coastwise Citizens, (e) in which at least 75% of each class or series of the interests or policies, as applicable, and the voting power are owned and controlled by Coastwise Citizens, at each tier of the ownership chain to all levels of direct and indirect ownership therein, and (e) that satisfies the requirements of 46 U.S.C. § 50501 (a), (b) and (d) and related regulations with respect to the ownership and operation of U.S.-flag vessels in the United States coastwise trade; or

☐	He/she/it is not a Coastwise Citizen.

Date:

PARTNERSHIP, CORPORATION, TRUST OR OTHER ENTITY INVESTORS:

Print Name of Partnership, Corporation, Trust or Other Entity

By:
Signature of Authorized Representative

Print Name of Authorized Representative

Title of Authorized Representative

[Signature Page to Investor Questionnaire]

EXHIBIT A

FORM OF OPINION OF MILBANK, TWEED, HADLEY & MCCLOY LLP

Capitalized terms used but not defined herein have the meanings assigned to such terms in the Subscription Agreement (the “Subscription Agreement”). The Company shall furnish to the Purchasers at the Closing an opinion of Milbank, Tweed, Hadley & McCloy LLP, counsel for the Company, addressed to the Purchasers and dated the Closing Date in form satisfactory to the Purchasers, stating that:

1.	The Company has been duly incorporated and is validly existing as a corporation, and is in good standing under the laws of the State of Delaware, with the corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct the businesses in which it is currently engaged.

2.

The Purchased Shares have been duly authorized in accordance with the Company’s Certificate of Incorporation and Bylaws and, when issued and delivered by the Company to the Purchasers upon payment therefor in accordance with the Subscription Agreement, will be validly issued, fully paid and non-assessable.

3.	The Company has the corporate power to execute, deliver and perform its obligations under the Subscription Agreement and the Registration Rights Agreement.

4.

No approvals from any Governmental Authority is required for the Company to execute and deliver the Subscription Agreement or the Registration Rights Agreement and for the Company to issue the Purchased Shares in accordance with the Subscription Agreement and for the sale of the Purchased Shares by the Company to the Purchasers under the Subscription Agreement, except (i) for such approvals that have already been obtained, (ii) for such approvals as may be required under applicable state securities laws, (iii) for any filing the Company is required to make under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on Form 8-K or the Securities Act pursuant to the Registration Rights Agreement and (iv) to the extent the failure to obtain such approvals likely would not have a Material Adverse Effect.

5.

The execution and delivery by the Company of the Subscription Agreement and the Registration Rights Agreement, and the issuance and sale of the Purchased Shares by the Company to the Purchasers under the Subscription Agreement does not (x) result in a breach or violation of the certificate of incorporation or by-laws of the Company or (y) constitute a breach or violation of, or a default under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to any applicable Law, except in the case of clause (y), as would not likely have a Material Adverse Effect.

6.

The Company is not required to, and, immediately after giving effect to the offering and sale of the Purchased Shares, the Company will not be required to, register as an investment company under the Investment Company Act of 1940, as amended.

7.

Assuming the accuracy of the representations and warranties of the Purchasers and the Company contained in the Subscription Agreement and the Investor Questionnaire, and the representations and warranties of the Placement Agents in the Placement Agent Engagement Letter, the offer, issuance and sale of the Purchased Shares by the Company to the Purchasers solely in the manner contemplated by the Subscription Agreement are exempt from the registration requirements of the Securities Act; provided that such counsel will express no opinion as to any subsequent sale.

EXHIBIT B

AGREEMENTS WITH AFFILIATES OF THE CARLYLE GROUP

On April 17, 2018, SEACOR Marine Holdings Inc. (the “Company”) entered into a letter agreement with affiliates of The Carlyle Group (collectively, “Carlyle”) that hold all of the Company’s outstanding $175.0 million principal amount of 3.75% Convertible Senior Notes due 2022 (the “Convertible Notes”). The Company and Carlyle agreed as follows:

1.     As soon as practicable after the Closing of the sale of Purchased Shares pursuant to the Subscription Agreement (the “Private Placement”), Carlyle will exchange $50,000,000 in aggregate principal amount of its Convertible Notes for 1,886,792 shares of the Company’s common stock (representing a conversion rate and conversion price of 37.73 and $26.50 per $1,000 in principal amount notes, respectively).

2.     Carlyle will purchase in the Private Placement, for a purchase price of $15,000,000, a number of shares equal to 15,000,000 divided by the dollar price per share paid by investors in the Private Placement; provided, however, in the event that either (i) the dollar price per share paid by the investors in the Private Placement is equal to or greater than $25.00 per share or (ii) the aggregate purchase price to be paid by investors in the PIPE Offering is less than $45,000,000 (inclusive of Carlyle’s $15,000,000), Carlyle may, but will not be required to, participate in the Private Placement.

3.     As soon as practicable, the Note Purchase Agreement relating to the Convertible Notes will be amended to (a) extend the maturity date of the Convertible Notes from December 1, 2022 to December 1, 2023 and (b) increase the interest rate payable on the Convertible Notes from 3.75% to 4.25% per annum.

AGREEMENTS WITH PROYECTOS GLOBALES DE ENERGIA Y SERVICIOS CME, S.A. DE C.V.

On the date of this Agreement, the Company entered into a letter agreement with Proyectos Globales de Energia y Servicios CME, S.A. de C.V (“CME”), whereby the Company and CME agreed as follows:

1.     The Company will issue such number of Common Shares to CME or its Affiliates so that, upon the consummation of the transactions contemplated in the Subscription Agreement, including subscription by all other Purchasers in accordance thereunder, CME and its Affiliates will own in the aggregate (i.e., taking into account Common Shares currently owned by them) 4.89% of the total issued and outstanding Common Shares, and in lieu of delivering the remaining portion of the Common Shares to CME pursuant to the Subscription Agreement (the “Undelivered Shares”), the Company will deliver to CME warrants entitling CME to purchase a number of Common Shares equal to the number of Undelivered Shares, and thereafter CME’s right to receive delivery of the Undelivered Shares shall be extinguished. Subject to limitations on the aggregate number of Common Shares that can be owned by non-U.S. citizens under its certificate of incorporation, the Company shall assist CME and its Affiliates with respect to the exercise of such warrants to enable CME and its Affiliates to own in the aggregate 4.89% of the issued and outstanding Common Shares from time to time. With respect to the exercise of such warrants, the Company shall take all required action under the warrants so that upon CME transferring any of its Common Shares, the Company can promptly issue the applicable Common Shares under the warrant so that CME and its Affiliates can own in the aggregate 4.89% of the issued and outstanding Common Shares upon such exercise.